Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Bradford Walton 415-254-7168, Bradford.Walton@ball.com

Ball Reports Fourth Quarter 2024 Results

● ● ● ● ● ● ● ● ●

Highlights

●Full-year U.S. GAAP total diluted earnings per share of $13.00; fourth quarter loss per share of 11 cents
●Full-year and fourth quarter comparable diluted earnings per share of $3.17 and 84 cents, respectively
●Returned $1.96 billion to shareholders via share repurchases and dividends in 2024
●In 2025 and beyond, positioned to advance the use of sustainable aluminum packaging, grow comparable diluted earnings per share in excess of 10 percent, increase EVA, generate strong free cash flow and continue long-term return of value to shareholders

WESTMINSTER, Colo., February 4, 2025 – Ball Corporation (NYSE: BALL) today reported full-year and fourth quarter 2024 results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024.

On a U.S. GAAP basis, the company reported full-year 2024 net earnings attributable to the corporation of $4.01 billion, or total diluted earnings per share of $13.00, on sales of $11.80 billion, compared to $707 million net earnings attributable to the corporation, or total diluted earnings per share of $2.23, on sales of $12.06 billion in 2023. Ball’s full-year 2024 comparable net earnings were $977 million, or $3.17 per diluted share compared to $920 million, or $2.90 per diluted share in 2023.

Ball’s fourth quarter 2024 net loss attributable to the corporation, on a U.S. GAAP basis, was $32 million, or total diluted loss per share of 11 cents, on sales of $2.88 billion compared to net earnings attributable to the corporation of $154 million, or total diluted earnings per share of 49 cents, on sales of $2.90 billion in the fourth quarter of 2023. Ball’s fourth quarter 2024 comparable earnings per diluted share were 84 cents versus fourth quarter 2023 comparable earnings per diluted share of 78 cents.

“We delivered strong full-year and fourth quarter results and returned $1.96 billion to shareholders in 2024. Leveraging our strong financial position and leaner operating model, the company was able to deliver on its 2024 goals and remains uniquely positioned to enable our purpose of advancing the greater use of sustainable aluminum packaging, despite the current end consumer environment in certain geographies. We continue to complement our purpose by unlocking additional manufacturing efficiencies, driving innovation and sustainability on a global scale, managing our costs and enabling consistent delivery of high-quality, long-term shareholder value creation,” said Daniel W. Fisher, chairman and chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for full-year 2024 were $747 million on sales of $5.62 billion compared to $710 million on sales of $5.96 billion in 2023. For the fourth quarter 2024, segment comparable operating earnings were $142 million on sales of $1.29 billion compared to $156 million on sales of $1.38 billion during the same period in 2023.

Full-year and fourth quarter 2024 sales reflect lower volume and lower price/mix partially driven by the contractual pass through of lower aluminum costs for the year. Full-year segment comparable operating earnings increased year-over-year due to favorable price/mix, cost savings and improved operating performance despite lower than anticipated volume. Fourth quarter segment comparable operating earnings decreased year-over-year driven mostly by lower volume offset by cost savings and improved operating performance. Full-year and fourth quarter segment volume decreased low-single digit and mid-single digit percentages, respectively.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for full-year 2024 were $416 million on sales of $3.47 billion compared to $354 million on sales of $3.40 billion in 2023. For the fourth quarter, segment comparable operating earnings were $90 million on sales of $826 million compared to $80 million on sales of $739 million during the same period in 2023.

Full-year and fourth quarter sales reflect higher year-over-year volume, partially offset by the contractual pass through of lower aluminum costs for the year. Full-year segment comparable operating earnings reflect higher volume and favorable price/mix. Fourth quarter segment comparable operating earnings increased year-over-year driven by higher volume and price/mix partially offset by higher costs. Segment volume increased by a mid-single digit percentage for the full-year and fourth quarter.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for full-year 2024 were $296 million on sales of $1.95 billion compared to $266 million on sales of $1.96 billion in 2023. For the fourth quarter, comparable segment operating earnings were $126 million on sales of $563 million compared to $125 million on sales of $616 million during the same period in 2023.

Full-year sales reflect higher year-over-year volume, offset by price/mix. Fourth quarter sales reflect lower year-over-year volume and lower price/mix. Full-year segment comparable operating earnings increased year-over-year due to favorable price/mix. Fourth quarter segment comparable operating earnings increased year-over-year driven by favorable price/mix partially offset by lower volume. Full-year segment volume increased by a low-single digit percentage and declined by a mid-single digit percentage in the fourth quarter.

Non-reportable

Non-reportable is comprised of undistributed corporate expenses, net of corporate interest income, the results of the company’s global personal & home care (formerly aerosol packaging) business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business.

Full-year and fourth quarter results reflect improved comparable operating earnings for the aluminum packaging businesses in other non-reportable that are offset by higher year-over-year undistributed corporate expenses.

In the fourth quarter of 2024, Ball’s Board of Directors provided approval for the company to pursue alternatives for the company’s aluminum cup business. This includes an option to form a strategic partnership in early 2025, which is expected to result in deconsolidation of the business by Ball. As a result of the decision to sell the company’s controlling financial interest and meeting held for sale criteria in the fourth quarter of 2024, Ball recorded a noncash impairment charge, which is included in business consolidation and other activities in the consolidated statements of earnings for the three months and year ended December 31, 2024.

Outlook

“Our company performed well and delivered on our stated comparable earnings growth goal while returning $1.96 billion to shareholders in 2024. By consistently executing on our plans to drive continuous improvement, operational excellence and cost management our resulting strong free cash flow will allow us to return significant value to shareholders while also prudently investing in our business over the years to come,” said Howard Yu, executive vice president and chief financial officer.

“Our global team is focused on executing our enterprise-wide strategy with purpose and pace to advance aluminum packaging and to consistently deliver high-quality results, products and returns. In 2025, we are positioned to deliver on our algorithm and exceed 10 percent comparable diluted earnings per share growth, generate strong free cash flow and EVA while also returning significant value to shareholders through a combination of share repurchases and dividends. We will continue to leverage the strengths of our Ball Business System, best-in-class footprint, product portfolio and operational talent. I want to thank our employees for their hard work to consistently deliver on our growth goals in 2025 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2024 net sales of $11.80 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on Facebook or X (Twitter).

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its fourth quarter 2024 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=8plFS7Xq

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news & presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," “will,” “believe,” “continue,” “goal” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the opening and closing of facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

# # #

Ball Corporation

Condensed Financial Statements (Fourth Quarter 2024)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2024	2023	2024	2023

Net sales	$2,880	$2,903	$11,795	$12,062

Cost of sales (excluding depreciation and amortization)	(2,289)	(2,304)	(9,354)	(9,754)
Depreciation and amortization	(151)	(156)	(611)	(605)
Selling, general and administrative	(129)	(123)	(647)	(532)
Business consolidation and other activities	(249)	(90)	(420)	(133)
Interest income	10	13	68	36
Interest expense	(65)	(109)	(293)	(460)
Debt refinancing and other costs	—	—	(3)	—

Earnings before taxes	7	134	535	614
Tax (provision) benefit	(15)	(39)	(133)	(146)
Equity in results of affiliates, net of tax	7	7	28	20
Earnings (loss) from continuing operations	(1)	102	430	488
Discontinued operations, net of tax	(29)	52	3,584	223

Net earnings (loss)	(30)	154	4,014	711

Net earnings attributable to noncontrolling interests, net of tax	2	—	6	4

Net earnings (loss) attributable to Ball Corporation	$(32)	$154	$4,008	$707

Earnings (loss) per share:
Basic - continuing operations	$(0.01)	$0.32	$1.39	$1.54
Basic - discontinued operations	(0.10)	0.17	11.73	0.71
Total basic earnings (loss) per share	$(0.11)	$0.49	$13.12	$2.25

Diluted - continuing operations	$(0.01)	$0.32	$1.37	$1.53
Diluted - discontinued operations	(0.10)	0.17	11.63	0.70
Total diluted earnings (loss) per share	$(0.11)	$0.49	$13.00	$2.23

Weighted average shares outstanding (000s):
Basic	295,356	315,306	305,459	314,775
Diluted	295,356	317,306	308,206	317,022

Ball Corporation

Condensed Financial Statements (Fourth Quarter 2024)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2024	2023

Cash Flows from Operating Activities:
Net earnings (loss)	$4,014	$711
Depreciation and amortization	620	686
Business consolidation and other activities	420	133
Deferred tax provision (benefit)	143	(67)
Gain on Aerospace disposal	(4,634)	20
Pension contributions	(32)	(42)
Other, net	135	62
Changes in working capital components, net of acquisitions and dispositions	(551)	360
Cash provided by (used in) operating activities	115	1,863
Cash Flows from Investing Activities:
Capital expenditures	(484)	(1,045)
Business acquisitions, net of cash acquired	(74)	—
Business dispositions, net of cash sold	5,422	—
Other, net	139	(8)
Cash provided by (used in) investing activities	5,003	(1,053)
Cash Flows from Financing Activities:
Changes in borrowings, net	(2,859)	(440)
Acquisitions of treasury stock	(1,712)	(3)
Dividends	(244)	(252)
Other, net	25	33
Cash provided by (used in) financing activities	(4,790)	(662)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(107)	4
Change in cash, cash equivalents and restricted cash	221	152
Cash, cash equivalents and restricted cash - beginning of period	710	558
Cash, cash equivalents and restricted cash - end of period (a)	$931	$710

(a)	Includes $32 million of cash presented in current assets held for sale on the unaudited condensed consolidated balance sheet as of December 31, 2024.

Ball Corporation

Condensed Financial Statements (Fourth Quarter 2024)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2024	2023

Assets
Current assets
Cash and cash equivalents	$885	$695
Receivables, net	2,166	2,057
Inventories, net	1,477	1,531
Other current assets	169	231
Current assets held for sale	144	369
Total current assets	4,841	4,883
Property, plant and equipment, net	6,173	6,715
Goodwill	4,172	4,250
Intangible assets, net	1,080	1,248
Other assets	1,362	1,354
Noncurrent assets held for sale	—	853

Total assets	$17,628	$19,303

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$361	$1,065
Payables and other accrued liabilities	4,446	4,685
Current liabilities held for sale	40	435
Total current liabilities	4,847	6,185
Long-term debt	5,312	7,504
Other long-term liabilities	1,539	1,540
Noncurrent liabilities held for sale	—	237
Equity	5,930	3,837

Total liabilities and equity	$17,628	$19,303

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2024)

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented. The aerospace business was historically presented as a reportable segment. Effective as of the first quarter of 2024, the company reports its financial performance in the three reportable segments outlined below:

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, Europe, Middle East and Africa (EMEA): Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (personal & home care, formerly aerosol packaging) throughout North America, South America, Europe, and Asia; a non-reportable operating segment that manufactures and sells aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities.

The growth of the aluminum cups business has not been at the level we initially expected. As a result, in the fourth quarter of 2024, Ball’s Board of Directors provided approval for the company to pursue alternatives for the business. This includes an option to form a strategic partnership in early 2025, which is expected to result in deconsolidation of the business by Ball. As a result of the decision to sell the company’s controlling financial interest and meeting held for sale criteria in the fourth quarter of 2024, Ball recorded a noncash impairment charge of $233 million to adjust the carrying value of the disposal group of our aluminum cups business to its estimated fair value less cost to sell. This charge is included in business consolidation and other activities in the unaudited condensed consolidated statements of earnings for the three months and year ended December 31, 2024.

In November 2024, the company entered into an agreement to sell 41 percent of its 51 percent ownership in Ball United Arab Can Manufacturing Company, which is expected to close in the first half of 2025. The assets and liabilities of the business have been presented as held for sale. The transaction is expected to result in deconsolidation upon closing and Ball will retain a 10 percent ownership interest. A gain of approximately $80 million is expected to be recognized upon sale and no impairment or loss resulted upon meeting held for sale presentation.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement (Agreement) with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the Agreement. The company is in the process of finalizing the working capital adjustments and other customary closing adjustments with BAE, which may adjust the final cash proceeds and gain on sale amounts. As such, during the fourth quarter of 2024, Ball reduced the gain by $60 million based on preliminary concessions related to the purchase price. After this adjustment, the divestiture resulted in a pre-tax gain of $4.61 billion, which is net of $20 million of costs to sell incurred and paid in 2023 related to the disposal. Cash proceeds received at close from the sale of $5.42 billion, net of the cash disposed, are presented in business dispositions, net of cash sold, in the unaudited condensed consolidated statement of cash flows for the

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2024)

year ended December 31, 2024. The company expects to pay approximately $875 million in income taxes related to the transaction, of which $766 million has been paid as of December 31, 2024. The amount paid includes $236 million for investment tax credits purchased in 2024. The remaining amount of income taxes related to the transaction is recorded in payables and other accrued liabilities on the unaudited condensed consolidated balance sheet. Additionally, the completion of the divestiture resulted in the removal of the aerospace business from the company’s obligor group, as the business no longer guarantees the company’s senior notes and senior credit facilities.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2024	2023	2024	2023

Net sales
Beverage packaging, North and Central America	$1,291	$1,381	$5,619	$5,963
Beverage packaging, EMEA	826	739	3,466	3,395
Beverage packaging, South America	563	616	1,951	1,960
Reportable segment sales	2,680	2,736	11,036	11,318
Other	200	167	759	744
Net sales	$2,880	$2,903	$11,795	$12,062

Comparable segment operating earnings
Beverage packaging, North and Central America	$142	$156	$747	$710
Beverage packaging, EMEA	90	80	416	354
Beverage packaging, South America	126	125	296	266
Reportable segment comparable operating earnings	358	361	1,459	1,330
Reconciling items
Other (a)	(3)	5	(69)	12
Business consolidation and other activities	(249)	(90)	(420)	(133)
Amortization of acquired Rexam intangibles	(34)	(33)	(139)	(135)
Interest expense	(65)	(109)	(293)	(460)
Debt refinancing and other costs	—	—	(3)	—
Earnings before taxes	$7	$134	$535	$614

(a)	Includes undistributed corporate expenses, net, of $26 million and $14 million for the three months ended December 31, 2024 and 2023, respectively, and $175 million and $74 million for the years ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024, undistributed corporate expenses, net, includes $82 million of incremental compensation cost from the successful sale of the aerospace business consisting of cash bonuses and stock-based compensation. For the three months and year ended December 31, 2024, undistributed corporate expenses, net, include $6 million and $42 million of corporate interest income, respectively.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2024)

Discontinued Operations

The following table presents components of discontinued operations, net of tax for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2024	2023	2024	2023

Net sales	$—	$500	$261	$1,967

Cost of sales (excluding depreciation and amortization)	—	(400)	(214)	(1,605)
Depreciation and amortization	—	(21)	(9)	(81)
Selling, general and administrative	—	(20)	(11)	(62)
Interest expense	—	—	—	1
Gain (loss) on disposition	(60)	(2)	4,634	(20)
Tax (provision) benefit	31	(5)	(1,077)	23
Discontinued operations, net of tax	$(29)	$52	$3,584	$223

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort. We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other activities, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) - Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings - Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings - Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share - Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt - Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow - Free Cash Flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Adjusted Free Cash Flow - Adjusted Free Cash Flow is defined as Free Cash Flow adjusted for payments made for income tax liabilities related to the Aerospace disposition and other material dispositions. Adjusted Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses free cash flow measures to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financial Results” tab.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2024)

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended			Year Ended
	December 31,			December 31,
($ in millions, except per share amounts)	2024		2023	2024	2023

Net earnings (loss) attributable to Ball Corporation	$(32)		$154	$4,008	$707
Facility closure costs and other items (1)	249		90	420	133
Amortization of acquired Rexam intangibles	34		33	139	135
Debt refinancing and other costs	—		—	3	—
Non-comparable tax items	(61)		(33)	959	(75)
(Gain) loss on Aerospace disposal (2)	60		2	(4,634)	20
Aerospace disposition compensation (3)	—		—	82	—
Comparable Net Earnings	$250		$246	$977	$920
Comparable Diluted Earnings Per Share	$0.84	(a)	$0.78	$3.17	$2.90

(a)	The company reported a U.S. GAAP loss from continuing operations and a net loss attributable to the company in the three months ended December 31, 2024, and, as a result, all potentially issuable securities were excluded in the total diluted earnings (loss) per share calculation as their effect would have been anti-dilutive. Had these securities been included, approximately 298 million weighted average shares would have been used in calculating total diluted earnings (loss) per share for the three months ended December 31, 2024. Comparable net earnings for the three months ended December 31, 2024, was positive; therefore, approximately 298 million weighted average shares were used to calculate comparable diluted earnings per share.

(1)	The charges for the three months and year ended December 31, 2024, were primarily composed of a $233 million noncash charge to adjust the carrying value of the aluminum cups business to its estimated fair value less cost to sell, costs related to plant closures in beverage packaging, South America, and beverage packaging, North and Central America, and the company’s activities to establish its new operating model. For the three months and year ended December 31, 2024, $14 million and $161 million, respectively, of costs were recorded for plant closures, primarily for employee severance and benefits, costs to scrap assets or write them down to their sellable value, accelerated depreciation and other shutdown costs. Other costs recorded in the three months and year ended December 31, 2024, included $8 million and $34 million, respectively, to establish the new operating model, primarily related to employee severance, employee benefits and other related items. The charges for the three months and year ended December 31, 2024, were partially offset by income of $17 million and $44 million, respectively, from the insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia, extruded aluminum slug manufacturing facility.

The charges for the three months and year ended December 31, 2023, were primarily composed of costs related to plant closures in beverage packaging, North and Central America. For the three months and year ended December 31, 2023, $51 million and $91 million, respectively, of costs were recorded for plant closures, primarily for employee severance and benefits, accelerated depreciation and other shutdown costs. The charges for the three months and year ended December 31, 2023, also include a devaluation charge associated with the Argentina business. Additionally, the charges for the three months and year ended December 31, 2023, include transaction costs related to the sale of the aerospace business.

(2)	In the first quarter of 2024, the company recorded a pre-tax gain for the sale of the aerospace business, which was adjusted during the fourth quarter due to working capital adjustments. Costs to sell the business were recorded in 2023.

(3)	The charge for the year ended December 31, 2024, was composed of incremental compensation costs from the successful sale of the aerospace business, which consisted of cash bonuses and stock-based compensation. This amount was recorded in selling, general and administrative in the unaudited condensed consolidated statement of earnings.

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2024)

A summary of the effects of non-comparable items on earnings before taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2024	2023	2024	2023

Net earnings (loss) attributable to Ball Corporation	$(32)	$154	$4,008	$707
Net earnings attributable to noncontrolling interests, net of tax	2	—	6	4
Discontinued operations, net of tax	29	(52)	(3,584)	(223)
Earnings (loss) from continuing operations	(1)	102	430	488
Equity in results of affiliates, net of tax	(7)	(7)	(28)	(20)
Tax provision (benefit)	15	39	133	146
Earnings before taxes	7	134	535	614
Interest expense	65	109	293	460
Debt refinancing and other costs	—	—	3	—
Business consolidation and other activities	249	90	420	133
Aerospace disposition compensation	—	—	82	—
Amortization of acquired Rexam intangibles	34	33	139	135
Comparable Operating Earnings	$355	$366	$1,472	$1,342

Ball Corporation

Notes to the Condensed Financial Statements (Fourth Quarter 2024)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Year Ended
	December 31,
($ in millions, except ratios)	2024

Net earnings (loss) attributable to Ball Corporation	$4,008
Net earnings attributable to noncontrolling interests, net of tax	6
Discontinued operations, net of tax	(3,584)
Earnings (loss) from continuing operations	430
Equity in results of affiliates, net of tax	(28)
Tax provision (benefit)	133
Earnings before taxes	535
Interest expense	293
Debt refinancing and other costs	3
Business consolidation and other activities	420
Aerospace disposition compensation	82
Amortization of acquired Rexam intangibles	139
Comparable Operating Earnings	1,472
Depreciation and amortization	611
Amortization of acquired Rexam intangibles	(139)
Comparable EBITDA	$1,944

Interest expense	$(293)

Total debt at period end	$5,673
Cash and cash equivalents	(885)
Net Debt	$4,788

Interest Coverage (Comparable EBITDA/Interest Expense)	6.63	x
Leverage (Net Debt/Comparable EBITDA)	2.46	x

A summary of free cash flow and adjusted free cash flow is as follows:

Year Ended
December 31,
($ in millions)	2024

Total cash provided by (used in) operating activities	$115
Less: Capital expenditures	(484)
Free Cash Flow	(369)
Add: Cash taxes paid for Aerospace disposition	766
Adjusted Free Cash Flow	$397